National Atlantic Holdings Corporation
FOR IMMEDIATE RELEASE
National Atlantic Reports Fourth Quarter and Full Year 2005 Financial Results
Freehold, NJ, March 9, 2006 — National Atlantic Holdings Corporation (Nasdaq: NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, N.J., today announced financial results for the fourth quarter and full year ended December 31, 2005.
Net income for the three months ended December 31, 2005 was $2.1 million or $0.19 per share (diluted), compared with net income of $7.2 million or $1.28 per share (diluted) for the three months ended December 31, 2004. Diluted earnings per share for the three months ended December 31, 2005 were based on weighted average common shares (diluted) of 11,315,068, compared with weighted average common shares (diluted) of 5,614,940 for the three months ended December 31, 2004. Included in our fourth quarter results are charges related to losses in our homeowners segment, due in part to a disproportionate number of total losses resulting from fires. The effect of the homeowners losses on income for the quarter was $4.6 million (pre-tax) or (after-tax) $0.27 per share (diluted).
Net income for the full year ended December 31, 2005 was $6.4 million or $0.68 per share (diluted), compared with $17.4 million in net income or $3.11 per share (diluted) for the full year ended December 31, 2004. Diluted earnings per share for the full year ended December 31, 2005 were based on weighted average common shares (diluted) of 9,480,490, compared with weighted average common shares (diluted) of 5,614,940 for the full year ended December 31, 2004.
Included in our full-year results are compensation charges reported in the third quarter ended September 30, 2005 of approximately $2.7 million (pre-tax) related to the extension of options granted in 1995 to two current executive officers and one current director, and new options granted to the estate of the Company’s co-founder and former Vice Chairman, F.P. “Skip” Campion.
Total revenues for the three months ended December 31, 2005 decreased by $13.5 million, or 23.2%, to $44.6 million from $58.1 million for the three months ended December 31, 2004. Total revenues for the full year ended December 31, 2005 decreased by $21.4 million or 10.3% to $187.3 million from $208.7 million in the comparable 2004 period. We did not record any replacement carrier fees in 2005; therefore, our revenues for the year are solely the result of our core operations.
“Several transitions took place during 2005, our first year as a public company,” said James V. Gorman, Chairman and Chief Executive Officer. “Although a significant portion of our past revenue growth has come from the fees we have received in connection with replacement carrier transactions, our focus is now building upon the profitable replacement carrier transaction and traditional auto business and capturing a larger share of our Partner Agents’ existing business in homeowners and commercial, as well as auto,” he said.
Premiums
Direct written premiums for the three months ended December 31, 2005 decreased $19.4 million, or 37.0%, to $33.1 million from $52.5 million for the three months ended December 31, 2004. Direct written premiums for the full year ended December 31, 2005 decreased by $9.3 million, or 4.5%, to $198.0 million from $207.3 million in the comparable 2004 period.

For the three months ended December 31, 2005 and for the full year ended December 31, 2005, direct written premium results were affected by increased competition in the New Jersey auto market and the continued re-underwriting and attrition of replacement carrier business. This was offset by new business generated by our Partner Agents as well as the conversion from six to twelve-month policies in our personal lines business.
“In 2005, we eliminated the less profitable segment of the business assumed through replacement carrier transactions,” Mr. Gorman said.“This contributed to the decline in overall premium growth year-over-year, which was disappointing to us, but a necessary step toward achieving our return on shareholder equity requirements,” he said.
“We are pleased with the increased contribution to premiums made by our Partner Agents,” Mr. Gorman said.In 2005, they produced a total of $148.2 million in premiums, which represents 75% of our total direct written premiums for the year. New business generated by our Partner Agents of $22.8 million represents 11.5% of our direct written premiums for the year.
Net written premiums for the three months ended December 31, 2005 decreased $21.1 million, or 40.3%, to $31.3 million from $52.4 million for the three months ended December 31, 2004. Net written premiums for the full year ended December 31, 2005 decreased by $3.6 million, or 1.9%, to $189.6 million from $193.2 million in the comparable 2004 period.
Net earned premiums for the three months ended December 31, 2005 decreased $8.2 million, or 16.9%, to $40.4 million from $48.6 million for the three months ended December 31, 2004. Net earned premiums for the full year ended December 31, 2005 decreased by $6.9 million, or 3.8%, to $172.8 million from $179.7 million in the comparable 2004 period.
The decrease in net written premiums and net earned premiums for the periods presented are related to the decrease in direct written premiums as outlined above.
Business Segment Data
The table below shows our direct written premiums in each of our business segments for the periods indicated and the year-over-year percentage changes.
For the Year Ended December 31,
% Change by Business Segment

	2005	2004	Change	% Change
Private Passenger Auto	156,369,271	178,683,451	(22,314,180)	(12.50%)
Homeowners	20,923,136	14,667,230	6,255,906	42.70%
Total Commercial Lines	20,756,351	13,969,669	6,786,682	48.60%

Total	198,048,758	207,320,350	`
In 2005, direct written premiums in our homeowners and commercial lines businesses increased by 42.7% and 48.6% respectively over 2004. Homeowners and commercial lines now represent 10.6% and 10.5%, respectively, of our total direct written premiums. “Our television advertising, combined with our Partner Agents’ increased new business production efforts following our IPO, have paid off in the increases we have seen in these two lines of business,” Mr. Gorman said.

Investment Income
Investment income for the three months ended December 31, 2005 increased $1.5 million, or 71.4%, to $3.6 million from $2.1 million for the three months ended December 31, 2004. Investment income for the full year ended December 31, 2005 increased by $5.3 million, or 74.7%, to $12.4 million from $7.1 million in the comparable 2004 period. The increase was due primarily to an increase in invested assets to $300.0 million at December 31, 2005 from $237.5 million at December 31, 2004. The increase in invested assets for both the fourth quarter and full year was primarily due to the capital raised in connection with our initial public offering completed on April 21, 2005.
Loss and loss adjustment expenses
Loss and loss adjustment expenses for the three months ended December 31, 2005 decreased by $1.6 million, or 4.9%, to $31.0 million from $32.6 million for the three months ended December 31, 2004. Loss and loss adjustment expenses for the full year ended December 31, 2005 decreased by $2.2 million, or 1.6%, to $132.8 million from $135.0 million in the comparable 2004 period.During the fourth quarter ended December 31, 2005, there were charges of $4.6 million related to homeowners losses that took place during the quarter.
“Unfortunately, we experienced a high number of total losses in our homeowners segment related to fires,” Mr. Gorman said. “Homeowners, as well as commercial lines, are typically higher margin businesses, and these losses stem from our growth in exposures, but we have not yet fully earned the premiums associated with the exposure growth.”
For the year ended December 31, 2005, we increased reserves for prior years by $10.1 million. This increase, the majority of which took place in our third quarter ended September 30, 2005, was due to (1) increases in average severity for Personal Injury Protection (No-fault) losses of $9.4 million, (2) higher Commercial Auto Liability projected loss ratios for Accident Years 2002-2004, resulting in an increase of $1.8 million and (3) Homeowners losses of $0.6 million and Other Liability losses of $1.6 million. This reserve development was partially offset by continued favorable trends in loss development for Auto Property Damage losses ($1.6 million), Auto Physical Damage losses ($1.2 million), and Auto Bodily Injury losses of ($0.5 million), as reported claims frequency has dropped significantly and we have reduced our projected loss ratios in recognition of this trend.
There has been no significant change in our reserves for prior years since we reported results for our third quarter ended September 30, 2005.“We are pleased that actions we took in the third quarter with regard to reserves for prior periods in our auto segment appear to have been sufficient,” Mr. Gorman said.
Conference Call Details
The Company will host a conference call the morning of March 9, 2006, at 11:00 a.m. Eastern Time (ET). Following a brief presentation by management, participants will have the opportunity to ask questions.
The conference call can be accessed by dialing 866-825-3308(U.S. callers) or 617-213-8062 (international callers). Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call, using the passcode 87832467. The conference call can also be accessed via webcast through the Company’s web site at www.national-atlantic.com.
The teleconference will be recorded and a replay will be available from 1:00 p.m. ET on March 9, 2006 until 12:59 p.m. ET on March 16, 2006. To access the replay by telephone, dial 888-286-8010 (U.S. callers) or 617-801-6888 (international callers) and specify passcode 93435670. The teleconference will also be archived on the Investor Relations section of NAHC’s website at www.national-atlantic.com.

About NAHC:
National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses in the State of New Jersey.
The Company’s flagship insurance product to personal insurance customers is the “High Proformance Policy.” This product is designed to attract a broad spectrum of New Jersey residents for their private passenger automobile, homeowners, and personal excess (“umbrella”) and specialty property liability coverage.
For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.
National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.
Safe Harbor Statement Regarding Forward-Looking Statements
Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.
For further information contact:
National Atlantic Holdings Corporation
Frank J. Prudente, Executive Vice President — Corporate Finance
Tel — 732-665-1145

NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2005	2004
Investments: (Note 3)
Fixed maturities available-for-sale (amortized cost at December 31, 2005 and 2004 was $281,010 and $210,636, respectively)	$278,384	$210,830
Short-term investments (cost at December 31, 2005 and 2004, was $8,800 and $13,820, respectively)	8,800	13,820
Equity securities (cost at December 31, 2005 and 2004 was $12,636 and $12,719, respectively)	12,836	12,801

Total investments	300,020	237,451
Cash and cash equivalents	39,836	15,542
Accrued investment income	3,560	2,085
Premiums receivable	49,926	31,185
Reinsurance recoverable on paid and unpaid losses	39,239	34,677
Reinsurance receivable	828	—
Prepaid reinsurance	990	467
Receivable from Ohio Casualty, a related party	—	4,350
Receivable from Sentry	—	1,250
Deferred acquisition costs	17,134	10,872
Property and equipment — Net	2,062	2,021
Federal income taxes recoverable	861	—
State income taxes recoverable	291	—
Other assets	5,387	7,272

Total assets	$460,134	$347,172

Liabilities and Stockholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$219,361	$184,283
Unearned premiums	81,546	64,170
Accounts payable and accrued expenses	2,578	2,900
Reinsurance payable	—	4,621
Deferred income taxes	11,069	11,995
Federal income taxes payable		1,512
State income taxes payable	—	89
Other liabilities	7,371	9,763

Total liabilities	321,925	279,333

Stockholders’ equity:
Common stock, Class A, no par value (4,300,000 shares authorized; 0 and 2,747,743 shares issued as of December 31, 2005 and 2004, respectively)	—	3,002
Common stock, Class B, no par value (4,300,000 shares authorized; 0 and 2,194,247 shares issued as of December 31, 2005 and 2004, respectively)	—	28,738
Common Stock, $0.01 par value (50,000,000 shares authorized; 11,202,190, and 0 shares issued as of December 31, 2005 and 2004, respectively)	97,458	—
Retained earnings	42,353	35,917
Accumulated other comprehensive (loss) income	(1,602)	182

Total stockholders’ equity	138,209	67,839

Total liabilities and stockholders’ equity	$460,134	$347,172

NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except earnings per share data)

	For the Years Ended December 31,
	2005	2004	2003
Revenue:
Net premiums earned	$172,782	$179,667	$143,156
Net investment income	12,403	7,061	4,258
Realized gains (losses) on investments — net	411	1,931	1,373
Replacement carrier revenue from related party	—	13,880	13,298
Replacement carrier revenue from Sentry	—	4,089	661
Other income	1,745	2,044	929

Total revenue	187,341	208,672	163,675

Costs and Expenses:
Loss and loss adjustment expenses incurred	132,794	134,987	108,123
Acquisition expenses	34,506	39,106	25,128
Other operating and general expenses	8,697	7,765	992
Stock based compensation expense	3,050	480	419

Total costs and expenses	179,047	182,338	134,662

Income before income taxes	8,294	26,334	29,013
Provision for income taxes	1,858	8,886	9,945

Net Income	$6,436	$17,448	$19,068

Net income per share Common Stock — Basic	$0.70	$3.53	$4.29
Net income per share Common Stock — Diluted	$0.68	$3.11	$3.77

Private Passenger Claim Frequency -
Auto Property Damage Liability

NATIONAL ATLANTIC HOLDINGS CORPORATION
EARNINGS PER SHARE REVIEW
FOR THE YEAR ENDED DECEMBER 31, 2005

	For the three months ended
	December 31,	September 30,	June 30,	March 31,
	2005	2005	2005	2005

Net Income applicable to common stockholders	$2,136,349	$(1,638,336)	$1,565,311	$4,372,626

Weighted average common shares — basic	11,001,261	10,926,990	9,796,490	4,941,990
Effect of dilutive securities:
Options	313,807	553,232	321,142	672,950

Weighted average common shares — diluted	11,315,068	11,480,222	10,117,632	5,614,940

Basic Earnings Per Share	$0.19	$(0.15)	$0.16	$0.88

Diluted Earnings per Share	$0.19	$(0.15)	$0.15	$0.78

	Year ended	Nine months ended	Six months ended	Three months ended
	December 31,	September 30,	June 30,	March 31,
	2005	2005	2005	2005

Net Income applicable to common stockholders	$6,435,950	$4,299,601	$5,937,937	$4,372,626

Weighted average common shares — basic	9,166,683	8,555,157	7,369,240	4,941,990
Effect of dilutive securities:
Options	313,807	553,232	321,142	672,950

Weighted average common shares — diluted	9,480,490	9,108,389	7,690,382	5,614,940

Basic Earnings Per Share	$0.70	$0.50	$0.81	$0.88

Diluted Earnings per Share	$0.68	$0.47	$0.77	$0.78

Shares Outstanding at period end	11,202,190	10,926,990	10,926,990	4,941,990
Options Outstanding at period end	397,750	672,950	393,450	672,950